UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2007

Consolidated Edison, Inc.

(Exact name of registrant as specified in its charter)

New York	1-14514	13-3965100
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Irving Place, New York, New York	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(212) 460-4600

Consolidated Edison Company of New York, Inc.

(Exact name of registrant as specified in its charter)

New York	1-1217	13-5009340
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Irving Place, New York, New York	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(212) 460-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 8.01.	Other Events.

On June 1, 2007, Consolidated Edison Company of New York, Inc. entered into a Joint Proposal with the staff of the New York State Public Service Commission (PSC) and other parties with respect to the rates the company can charge its customers for gas service. The Joint Proposal is subject to PSC approval.

The Joint Proposal covers the three-year period from October 1, 2007 through September 30, 2010, and provides for rate increases of $67.4 million, $32.7 million and $42.7 million, effective October 1, 2007, 2008 and 2009, respectively. In addition, under the Joint Proposal revenues will increase $17.1 million starting in the first rate year because certain costs that are currently recovered in rates will instead be recovered under the provisions pursuant to which the company recovers its gas supply-related costs.

Additional provisions of the Joint Proposal include:

•

earnings in excess of a 10.9 percent return on equity for the first rate year and a 10.7 percent return on equity for the second and third rate years (based upon the actual average equity ratio, subject to a maximum equity ratio of 50 percent of capitalization) would be shared equally with customers, with 20 basis points of the first rate year’s earnings sharing threshold predicated on achieving certain energy efficiency goals and the earnings subject to sharing for each rate year being determined after reflecting in earnings the effects of any reduction in expense deferrals (discussed below);

•

a revenue decoupling mechanism for the first rate year (which may be continued or modified for the second or third rate years) under which the company’s revenues from most firm customer classifications would be determined by multiplying the forecasted delivery revenue per customer reflected in gas rates times the actual number of customers and a regulatory asset for recovery from customers would be recorded if actual delivery revenues billed to customers are less than the forecasted amount or a regulatory liability for future customer benefit would be recorded if the actual revenues are more than the forecasted amount;

•

opportunities to retain for shareholders annual gas net revenues from non-firm customer transactions: 20 percent of any net revenues between $35 million and $50 million and 25 percent of any net revenues above $50 million;

•	continuation of provisions for the recovery from customers on a current basis of the cost of purchased gas and supply-related costs;

•

annual reconciliation of the difference between the actual annual average amount of gas utility plant (excluding plant additions resulting from moving facilities to avoid interfering with government projects), net of depreciation, up to a maximum annual average amount, and the annual average amounts reflected in gas rates, with the revenue requirement impact of the difference recorded as a regulatory asset or a regulatory liability, as the case may be, and a separate reconciliation of interference plant additions that would not be subject to a maximum annual average amount;

•

annual reconciliations of the differences between the actual amounts of pension and other post-retirement benefit expenses, environmental remediation expenses, property taxes and non-capital expenses resulting from the moving of facilities to avoid interfering with government projects and the amounts reflected for such expenses in gas rates, with the differences (or in the case of property taxes and interference expenses, 90 percent of the differences) deferred as a regulatory asset or accrued as a regulatory liability, as the case may be; provided that earnings above the earnings sharing threshold (discussed above) would reduce the deferral as a regulatory asset of the differences in pension and other post-employment benefit expenses, property taxes and interference expenses by up to 50 percent (but not to the extent the reduction would cause the resulting earnings to decrease below the threshold); and

•

potential penalties of up to $7.5 million for each rate year if the company does not meet certain standards for leak management, emergency response, prevention of damage to facilities, gas main replacement and customer satisfaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED EDISON, INC.

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

By	/s/ Edward J. Rasmussen
Edward J. Rasmussen
Vice President and Controller

Date: June 11, 2007